ESCROW AGREEMENT

     THIS AGREEMENT, made as of this 5th day of April, 1996, by and between CITIBANK N.A. ESCROW, whose principal place of business and post office address is 153 East 53rd Street, 5th Floor, New York, New York 10043 ("Escrow"), and MAUI USA INC. ("Owner"), whose principal place of business and post office address is 505 Front Street, Suite 231, Lahaina, Hawaii 96761, CFSC Capital Corp. XI, a Delaware corporation ("Lender"), whose address is c/o Cargill, Incorporated, P.O. Box 5653, Minneapolis, Minnesota 55440, and FLETCHER PACIFIC CONSTRUCTION CO., LTD. ("Contractor"), whose principal place of business and post office address is 707 Richards Street, Suite 400, Honolulu, Hawaii 96813.


                             W I T N E S S E T H:


     WHEREAS, Owner is the developer of that certain property (the "Land"), located in Kahana, Lahaina, Maui, Hawaii (Tax Map Keys: 4-3-01:70 and 4-3-5:16) and intends to construct a residential subdivision located in Kahana, Lahaina, Maui (the "Project");

     WHEREAS, Owner has entered into a contract dated April 5, 1996 with Contractor for the construction of the project, (the "Contract");

     WHEREAS, pursuant to Article 4.5 of Exhibit A of the Contract, Contractor agreed to commence the construction of the Project on the condition that Owner shall establish an escrow with Escrow in the amount of FOUR MILLION AND NO/100 DOLLARS ($4,000,000) to which Contractor shall apply for payment of any approved Application for Payment in accordance with the terms of said Contract;

     WHEREAS, pursuant to the Loan Agreement between Lender and Owner dated July 25, 1996, (the "Loan Agreement") Lender has agreed to make a loan in the amount of Eight Million Dollars ($8,000,000.00) (the "Loan") to Owner, which Loan will be used (among other purposes) to fund the escrow;

     WHEREAS, Escrow, Owner, Lender and Contractor desire to enter into this escrow agreement in order to establish the aforesaid escrow pursuant to the provisions of Section 4.5 of Exhibit A of the Contract.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Owner, Contractor, Lender and Escrow agree to observe and perform their respective commitments contained in this Agreement, as follows:

     1. Escrow's Commitment. Escrow shall hold and disburse all funds (the "Escrow Funds") received pursuant to this Agreement in accordance with the terms and provisions contained in this Agreement.

     2. Payment of Funds to Escrow. Upon closing of the Loan, the total sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000) (the "Initial Escrow Deposit") shall be delivered to Escrow from the Loan proceeds. In addition, Owner will cause to be paid to Escrow, and Escrow will receive and add to the funds held by Escrow hereunder, additional funds to be disbursed from sales of individual lots in the Project as set forth in Section 4.5 of Exhibit A to the Contract and Section 3.1(a) of the Loan Agreement.

     3. Receipt of Funds by Escrow. Funds held hereunder by Escrow shall be deposited by Escrow in Account No. 357517 maintained with Citibank N.A. ("Owner's Account"). All interest earned thereon shall be credited to the account of Owner. Contractor and Lender shall have the right to obtain from Escrow at any time the status of the Owner's Account. Escrow shall be relieved of liability with respect to loss of such funds during the time they are deposited in the Owner's Account.

     4. Disbursement of Funds to Contractor. Subject to Section 5 below, from time to time and within five (5) days after Escrow's receipt from
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Contractor of any Application for Payment made pursuant to and approved in accordance with Article 4 and Section 10.4 of the Contract, and provided that sufficient funds exist in Owner's Account to make such payment, Escrow shall disburse funds from Owner's Account for the payment of such approved Application for Payment. Payment shall be made by wire transfer of funds to the Contractor's account described below:

         Account Name:            FLETCHER PACIFIC CONSTRUCTION CO., LTD.
         Account Number:          01-903586
         Bank:                    First Hawaiian Bank, Main Branch, Honolulu, Hawaii
         ABA#:                    1213-01015
         Contact Officer:         Charles L. Jenkins, Vice President, Corporate Banking

     Escrow will notify Lender as and when each such disbursement of funds is made.

     5. Assignment by Owner. As additional security for the repayment of the Loan, Owner is to assign to Lender all of Owner's right, title and interest in, to and under this Agreement as well as all right, title and interest of Owner in, to and under the Owner's Account pursuant to an Assignment of Escrow Agreement and Account; Consent (the "Assignment"). If Lender has declared an Event of Default, as defined in the Loan Agreement, and as a result thereof, Lender elects (a) to exercise its rights under various documents securing the Loan, including the Assignment, and (b) not to assume the rights or continue construction of the Project under the Contract (at which point Contractor shall have the right to stop all work under the Contract), the Lender shall give ten (10) days written notice to the Contractor. The Contractor shall be entitled to receive, from the Owner's Account, sums for all work performed and materials supplied under the Contract through the expiration of such ten (10) day notice period, including all unpaid retentions with respect to said work and including the actual costs of demobilizing and restocking not to exceed $100,000, all as set forth on an Application for Payment made pursuant to and approved in accordance with
Article 4 and Section 10.4 of the Contract. All sums remaining after Escrow has disbursed funds for payment of such approved Application for Payment shall be immediately disbursed to Lender for application to the Loan.

     6. Protection of Escrow. Escrow shall not be responsible for the validity or sufficiency of any approved Application for Payment received by it, nor for determining whether the necessary approval(s) have been obtained thereon, and shall be entitled for all purposes to assume that all approved Applications for Payment have been signed by the persons whose signatures purport to be thereon. If any dispute or difference arises between Owner and Contractor or if any conflicting demand shall be made upon Escrow, Escrow shall not be required to determine the same or take any action in the premises; but Escrow may await settlement of the controversy by final appropriate legal proceedings or otherwise as it may require, or Escrow may file a suit in interpleader in the Circuit Court of the First Circuit, State of Hawaii, for the purpose of having the respective rights of the parties adjudicated and may deposit with the Court any and all monies held hereunder. Upon institution of such interpleader suit or other action, depositing such money with the Court and giving notice of such action to the parties involved either by personal service, or in accordance with the Order of the Court, Escrow shall be fully released and discharged from all further obligations hereunder with respect to the monies so deposited which Escrow suffers or incurs as a result of gross negligence or willful misconduct of Escrow.

     Escrow shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document in connection herewith, including, without limitation, the Contract, and shall be required to act in respect of the Escrow Funds only as provided in this Agreement. This Agreement sets forth all of the obligations of the Escrow, and no additional obligations shall be implied from the terms of this Agreement or any other agreement.
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     Escrow shall be under no obligation or liability for failure to inform
Owner, Lender or Contractor regarding any transaction or facts within the knowledge of Escrow even though said facts concern the property for the transactions described herein, provided such facts do not prevent compliance by Escrow with these instructions, nor shall Escrow be liable for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited, nor as to identity, authority, or rights of any person executing the same. The liability of Escrow hereunder shall be confined to the things specifically provided for in the written instructions in this Escrow Agreement, and it shall be entitled to rely upon the advice of competent legal counsel concerning any question of construction of this Escrow Agreement and the execution of its duties hereunder. The Owner and Contractor agree jointly and severally to pay to Escrow on demand and to indemnify and hold Escrow harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations, and liabilities of every kind and nature reasonably suffered or incurred in connection with or arising out of this escrow including, but not limited to, all costs and expenses incurred by the interpretation of these instructions, or with respect to any interpleader or other proceeding and agree that any sums payable to Escrow hereunder may be deducted from the monies held hereunder prior to any payment therefor. Notwithstanding anything herein to the contrary, Owner and Contractor will not indemnify Escrow against any costs, damages, judgments, attorneys' fees, expenses, obligations, or liabilities which Escrow suffers or incurs as a result of the negligence or misconduct of Escrow.

     7. Compensation of Escrow. As Escrow's compensation for its performance under this Agreement, Escrow shall receive $3,000.00 for the first three (3) months and $300.00 per month thereafter from Owner. Escrow shall not be entitled to use any of the Escrow Funds to pay such fees.

     8. Application and Succession. This Agreement shall be binding upon and shall apply and inure to the benefit of the parties hereto and their respective successors and assigns; however, no assignment of this Agreement by Escrow is permitted without the prior written approval of Owner, Lender and Contractor. The Owner's obligation under Section 2 hereof to deposit funds from sales of individual lots in the Project shall not apply to any "sale" pursuant to a deed in lieu of foreclosure or a foreclosure sale of such lots and, further, no person acquiring all or any of such lots pursuant to such a deed in lieu of foreclosure or foreclosure sale shall be bound by Owner's obligations under Paragraph 2 hereof. This document may only be amended in writing, executed by Escrow, Owner, Lender and Contractor.

     Escrow Agent may resign from this Escrow Agreement, and thereby become discharged as of the effective time of such resignation from any further duties hereunder, by giving notice in writing to Owner, Lender and Contractor not less than five (5) business days before such resignation is to take effect.

     9. Termination. This Agreement shall be terminated and all funds held hereunder by Escrow paid over to the Owner upon presentation to Escrow of a written statement signed by Owner and Contractor that Owner has paid the Final Payment due Contractor pursuant to and in accordance with Article 5 of the Contract, all Escrow Funds shall be paid over by Escrow to Lender for application to the unpaid balance of the Loan regardless of whether there is an Event of Default under the Loan; provided that, if the Loan has been paid in full and the Assignment released, then Escrow shall pay over the remaining Escrow Funds to Owner. In addition, this Agreement shall terminate if at any time Escrow shall have disbursed in accordance with the terms hereof all sums deposited under this Agreement and any interest earned thereon.

     10. Status Reports. Escrow will provide to Owner, Lender and Contractor monthly status reports showing the interest earned on the deposited funds in Owner's Account and the disbursements made from Escrow for payment of approved Applications for Payment under the Contract.

     11. Notices, Requests, Demands. All notices, requests, demands or other communications to or upon the parties hereto shall be deemed to have been given or made when given or made (a) in the case of notice by mail or by courier, when actually received, and (b) in the case of telecopier notice, when actually received, in each case addressed to the party to receive the same at its respective address and facsimile number shown below its signature hereto or at such other address or facsimile number as such party may hereafter specify in writing to the others. No other method of giving notice is hereby precluded.

     Escrow, Owner, Lender and Contractor have executed this Agreement in order to formally record the agreements contained herein.

                         MAUI USA INC.


                         By /s/ Myron O. Kirkeby
                            Name:  Myron O. Kirkeby
                            Title:  President
                         Telephone No.:  808-667-0647
                         Telecopy No.:  808-661-5543
                         505 Front Street, Suite 231
                         Lahaina, Hawaii 96761
                            "Owner"


                         CITIBANK N.A. ESCROW


                         By /s/John P. Howard
                              Name:  John P. Howard
                              Title:  Vice President
                         Telephone No.:  212-559-3322
                         The Citibank Private Bank
                         153 East 53rd Street, 5th Floor
                         New York, New York 10043
                           "Escrow"


                         CFSC Capital Corp. XI


                         By /s/ Steve Trawick
                            Name:  Steve Trawick
                            Title:  Assistant Vice President
                           Telephone No.:  612-984-3055
                           Telecopy No.:  612-984-3905
                           c/o Cargill, Incorporated
                           P.O. Box 5653
                           Minneapolis, Minnesota 55440
                           Attn:  Mr. Steve Trawick
                           "Lender"


   CONTINUATION SIGNATURE PAGE TO ESCROW AGREEMENT MADE AS OF APRIL 5, 1996


                         FLETCHER PACIFIC CONSTRUCTION
                           CO., LTD.


                         By ______________________________
                            Name:
                            Title:
                         Telephone No.:
                         Telecopy No.:
                         707 Richards Street, Suite 400

                         Honolulu, Hawaii 96713
                         "Contractor"